Exhibit 10.5

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into as of September 26, 2007, by and between VAIL RESORTS, INC. (“VRI”), and Jeffrey W. Jones (“Executive”).

RECITALS

A.           VRI and Executive entered into that certain Amended and Restated Employment Agreement, effective September 29, 2004 (the “Original Agreement”); and

B.           VRI and Executive desire to amend the Original Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Section 2(h) is hereby added to the Original Agreement to read as follows:

(h)           Long Term Incentive Compensation.  So long as Executive shall be employed by VRI on September 30, 2008 (and has not received any notice of termination for any reason as of or prior to that date), Executive shall be granted (the “September 2008 Grant”) a long term incentive award having a grant value of $2,300,000, of which (1) 50% (using VRI’s standard valuation methodology) shall be pursuant to a grant of Restricted Stock Units (“RSUs”), and (2) 50% (using VRI’s standard valuation methodology) shall be pursuant to a grant of Share Appreciation Rights (“SARs”), each of which (x) shall be subject to the terms of the VRI Amended and Restated 2002 Long Term Incentive and Share Award Plan (or such successor equity compensation plan) and the agreements provided pursuant thereto, and (y) shall vest in full on the third anniversary of the date of grant; provided, however, that this provision shall be of no effect in the event that a Change in Control, as defined below, has been completed on or before September 30, 2008, and only if the effect of such Change in Control is to extinguish, exchange or convert the common stock of VRI concurrent with the Change in Control being effected.  Notwithstanding the terms of any other agreement or plan, none of the vesting of the RSUs or SARs issued pursuant to the September 2008 Grant shall accelerate in the event of a duly completed Change in Control which has been publicly announced or completed prior to March 31, 2009 but rather shall vest pursuant to (y) above.

For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which:

(A)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of VRI entitled to vote for members of the Board or equivalent governing body of VRI on a fully-diluted basis; or

(B)  during any period of twenty four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of VRI cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or

(C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of VRI entitled to vote for members of the Board or equivalent governing body of VRI on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or

(D) VRI sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

2.           Except as modified by this Amendment, the Original Agreement shall remain in full force and effect.

3.           This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.           The internal laws of the State of Colorado law shall govern the construction and enforcement of this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day of the date first written above.

VAIL RESORTS, INC.:

By:           /s/ Robert A. Katz

                                Robert A. Katz, Chief Executive Officer

EXECUTIVE:

/s/ Jeffrey W. Jones

                                Jeffrey W. Jones

Signature Page to First Amendment to
Amended and Restated Employment Agreement